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                                                                     EXHIBIT 99b

                                                                   PRESS RELEASE

      IMS INTRODUCES TURBOSTIL, INDUSTRY'S FIRST STANDARD TEST INTERFACE LANGUAGE WRITER FOR EASY DATA TRANSFER BETWEEN EDA AND ATE ENVIRONMENTS

Washington--(BUSINESS WIRE)--Nov. 3, 1997--

The Virtual Test Division of Integrated Measurement Systems, Inc. (IMS) today introduced TurboSTIL.

The product is the industry's first Standard Test Interface Language (STIL) writer that supports the proposed IEEE T1450 standard and provides STIL-compliant vector generation from Verilog and VHDL test benches. TurboSTIL, like other members of IMS' TurboBridge(TM) family, works in conjunction with TestDirect(TM) to provide extremely rapid test-vector generation rates of over 1,000,000 vectors per hour on Windows NT and UNIX workstations. TurboSTIL joins IMS' family of Virtual Test products including TestDirect, TurboBridge and Digital VirtualTester(TM).

"Until now, engineers have had to work with incompatible input and output software interfaces between EDA tools and proprietary ATE," said Steve Morris, director of marketing for IMS' Virtual Test Division. "Many third-party support environments have tried to help solve this issue, but have not kept pace with the test requirements of VLSI devices and the massive amounts of test data generated. TurboSTIL allows large volumes of digital test data to be easily transferred between the EDA and ATE environments using one language. IMS supports the STIL standard and will continue to partner with ATE vendors to help ensure that STIL technology becomes widely available."

THE STIL STANDARD

IEEE T1450 is expected to be approved at the end of 1997. Originally developed by an ad hoc consortium of test equipment vendors, EDA and CAD vendors, and IC manufacturers, STIL addresses the lack of a common solution for transferring large volumes of digital test information from EDA environments to ATE environments. The definition of the STIL standard will be beneficial to the EDA vendors creating the device data, the IC vendors who must support and manipulate this data, and the ATE vendors who must accept this data. STIL will also serve as a foundation for the development of a set of standard third-party interface tools.

TURBOSTIL SUPPORTS THE NEW STANDARD

IMS is committed to supporting industry standards -- TestDirect already supports Verilog and VHDL, the two industry-standard simulation languages. As STIL approaches approval as an IEEE standard, supporting STIL output with TestDirect is a natural step for IMS. The IMS Virtual Test Division is committed to working with all ATE vendors to provide industry-wide support. Currently, IMS is working closely with LTX and HP to ensure that a complete, compatible STIL solution is available to LTX Delta and HP 83000 users.

PRICING AND AVAILABILITY

TurboSTIL is $40,000 for a floating license on Solaris, HP and Windows NT systems and will be available beginning Dec. 31, 1997.

ABOUT IMS' VIRTUAL TEST DIVISION

IMS' (NASDAQ: IMSC) Virtual Test Division is a worldwide leader in Virtual Test software solutions, providing cost-effective products and consulting services to improve design-to-test productivity. Information about IMS' Virtual Test Division and its products can be found on the World Wide Web at http://www.virtualtest.com. For more information, contact IMS' Virtual Test Division at 9525 S.W. Gemini Drive, Beaverton, OR, 97008; or call 503/626-7117 or 800/879-7117.

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TurboBridge, TestDirect and Digital VirtualTester are trademarks of Integrated
Measurement Systems, Inc. All other trade names referenced are the service marks, trademarks or registered trademarks of their respective companies.